Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HCA HOLDINGS, INC.
     HCA HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: The name of the Corporation is HCA Holdings, Inc.
     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 19, 2010 under the name HCA Subsidiary, Inc. The original Certificate of Incorporation was most recently amended and restated on November 19, 2010 (the “Amended and Restated Certificate of Incorporation”).
     THIRD: In an action taken by written consent by the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.
     FOURTH: This Amended and Restated Certificate of Incorporation of the Corporation shall become effective at 8:30 A.M. (EST) on March 9, 2011.
     FIFTH: The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
     The name of the Corporation is HCA Holdings, Inc. (hereinafter, the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK
     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Billion (2,000,000,000), of which:
     (i) One Billion Eight Hundred Million (1,800,000,000) shares shall be shares of common stock, par value $.01 per share (the “Common Stock”); and
     (ii) Two Hundred Million (200,000,000) shares shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”).
Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation.
     SECTION 1. Stock Split. Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) each outstanding share (including shares held in treasury) of Common Stock of the Corporation (the “Old Common Stock”) shall be automatically split up, reclassified and converted into 4.505 shares of Common Stock (the “New Common Stock”). This stock split of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first sentence of this Article IV.
     The forward split of the Old Common Stock effected by the foregoing paragraph shall be referred to herein as the “Forward Split.” The Forward Split shall occur without any further action on the part of the Corporation or the holders of shares of Old Common Stock or New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. Except where the context otherwise requires, all references to “Common Stock” in this Certificate of Incorporation shall be to the New Common Stock.
     The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book entries, multiplied by 4.505 and rounded down to the nearest whole number. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the

Corporation from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Amended and Restated Certificate of Incorporation have been adjusted for the Forward Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time.
     SECTION 2. Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as may be amended from time to time), each share of Common Stock shall have the same powers, rights, and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters.
          (A) Dividends. Subject to applicable law and the rights of the holders of any class or series of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as may be amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities, or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
          (B) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
          (C) Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of any class or series of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation, or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (C).
          (D) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
          (E) Preemptive Rights. No holder of Common Stock shall have any preemptive rights hereunder with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

     SECTION 3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional, or other rights, if any, of the shares of each such class or series, and any qualifications, limitations, or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.
ARTICLE V
DURATION
     The Corporation is to have perpetual existence.
ARTICLE VI
BOARD OF DIRECTORS
     SECTION 1. Number Of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances as set forth in a certificate of designation relating to any such class or series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be not less than three, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
     SECTION 2. Term of Office. Each director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     SECTION 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or any other cause may be filled, so long as there is at least one remaining director, only by the Board of

Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal as hereinafter provided.
     SECTION 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and subject to the provisions of any applicable stockholders agreement with the Corporation, any director may be removed from office at any time, either with or without cause, at a meeting of the stockholders called for that purpose.
     SECTION 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.
     SECTION 6. Bylaws. The Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.
     For purposes of this Amended and Restated Certificate of Incorporation, (i) “Trigger Date” shall mean the first date on which Hercules Holding II, LLC (or its successor) ceases, or in the event of a liquidation of, or other distribution of shares of Common Stock by, Hercules Holding II, LLC, the Equity Sponsors (as defined below) and their affiliates (other than the Corporation and its subsidiaries), collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding shares of Common Stock of the Corporation (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of Common Stock by Hercules Holding II, LLC (or its successor) or the Equity Sponsors and their affiliates (other than the Corporation and its subsidiaries), as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital Partners, Kohlberg Kravis Roberts & Co., BAML Capital Partners, Citigroup Inc., Bank of America Corporation, and Dr. Thomas F. Frist, Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Corporation and its subsidiaries).

ARTICLE VII
LIMITATION OF LIABILITY
     To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a current or former director of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII
INDEMNIFICATION; ADVANCEMENT OF EXPENSES
     SECTION 1.Right To Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any appeal therefrom (hereinafter a “proceeding”), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification rights shall continue as to a person who has ceased to be a director or officer of the Corporation or serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Corporation. Service by a director or officer of the Corporation shall be deemed to be at the request of the Corporation if he or she is or was serving as a director, officer, employee, or agent of a subsidiary of the Corporation or an employee benefit plan of the Corporation or subsidiary of the Corporation. Notwithstanding the first sentence of this Section 1, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized in advance by the Corporation’s Board of Directors.
     SECTION 2. Advancement Of Expenses. Expenses (including attorneys’ fees, costs, and charges) incurred by an Indemnitee in defending a proceeding or, pursuing a claim described in Section 3 of this Article VIII or the last sentence of Section 1 of this Article VIII shall be paid by the Corporation in advance of the final disposition of such proceeding, within twenty (20) days of the Corporation’s receipt of a request therefor and an undertaking by or on behalf of the

Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation.
     SECTION 3. Procedure For Indemnification. If a determination is required by the DGCL, any indemnification (but not advancement of expenses) under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended. Such determination shall be made with respect to a person who is a director or officer of the Corporation at the time of such determination (a) by a majority vote of the directors who are not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Any indemnification under this Article VIII shall be made promptly, and in any event within sixty (60) days after the Corporation’s receipt of a written request therefor, provided that the Corporation shall not be required to pay a claim for indemnification prior to the final disposition of the proceeding from which the claim arose. The right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if a claim for indemnification or advancement of expenses is not timely paid in full. Such person’s reasonable costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation. In any such action the Corporation shall have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     SECTION 4. Other Rights; Continuation of Right to Indemnification and Advancement. The rights to indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of, and shall be in addition to, any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), provision of this Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or Disinterested Directors, or otherwise, and shall inure to the benefit of the estate, heirs, executors, and administrators of such person. All rights to indemnification and advancement of expenses conferred on any person under this Article VIII shall be deemed to be contract rights and be retroactive and available with respect to events occurring prior to the adoption of this Amended and Restated Certificate of Incorporation. Any repeal or modification of this Article VIII or, to the fullest extent permitted by applicable law, any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification or advancement of expenses of such person or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, omissions, transactions, or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VIII, references to the “Corporation” include all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.
     SECTION 5. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any expense, liability, or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.
     SECTION 6. Reliance. Persons who after the date of the adoption of this Amended and Restated Certificate of Incorporation become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee, or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses, and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall apply to claims made against an Indemnitee arising out of acts or omissions that occurred or occur both prior and subsequent to the adoption hereof.
     SECTION 7. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless (i) indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII and (ii) advance expenses to each Indemnitee entitled to advancement of expenses under Section 2 of this Article VIII in accordance therewith, in each case to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.
     SECTION 8. Other Sources of Payment. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), in the event of any payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), the Corporation shall not be obligated to an Indemnitee under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that such Indemnitee has otherwise actually received such payment under any insurance policy maintained by the Corporation, contract, agreement or otherwise, and in the event that the Corporation makes any payment to an Indemnitee under this Article VIII and such Indemnitee subsequently otherwise receives such payment under any insurance policy maintained by the Corporation, contract, agreement or otherwise, such Indemnitee shall promptly refund such amounts to the Corporation. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), the Corporation’s obligations under this Article VIII to an Indemnitee who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise.
     SECTION 9. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VIII to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.
     SECTION 10. Successful Defense. In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding pursuant to Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE IX
SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; ACTION BY
WRITTEN CONSENT
     Special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the Chairman of the Board or the Chief Executive Officer of the Corporation; provided that, prior to the Trigger Date, special meetings of stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. On or following the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.
ARTICLE X
CORPORATE OPPORTUNITIES
     To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Equity Sponsors or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity expressly in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the

Corporation; provided, however, that all of the protections of this Article X shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.
     Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
     If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
     This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation or applicable law.
     Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI
AMENDMENT
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles III, V, VI, VII, VIII, IX, X and XI of this Amended and Restated Certificate of Incorporation.
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     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates, and amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of HCA Holdings, Inc. by the undersigned officer, thereunto duly authorized, this 8th day of March, 2011.

HCA HOLDINGS, INC.
By:	/s/ John M. Franck II
John M. Franck II
Vice President — Legal and Corporate Secretary

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